                                                                    EXHIBIT 21.1

               List of Subsidiaries for Kana Communications, Inc.

(1)Kana Communications Europe LTD, a corporation formed under the laws of England.

(2)Connectify, Inc., a Delaware corporation.

(3)netDialog, Inc., a California corporation.

(4)Business Evolution, Inc. a Delaware corporation.